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Exhibit 21

Cephalon, Inc.
Subsidiaries

Name	Jurisdiction of Incorporation
Anesta Corp.	Delaware
Anesta AG	Switzerland
Anesta UK Limited	United Kingdom
Cell Therapeutics (UK) Limited	United Kingdom
Cephalon (Bermuda) Limited	Bermuda
Cephalon Development Corporation	Delaware
Cephalon Financiere Luxembourg S.a.r.l.	Luxembourg
Cephalon France SAS	France
Cephalon France Holdings SAS	France
Cephalon GmbH	Germany
Cephalon International Holdings, Inc.	Delaware
Cephalon Investments, Inc.	Delaware
Cephalon Luxembourg S.a.r.l	Luxembourg
Cephalon Technologies Partners, Inc.	Delaware
Cephalon Technology, Inc.	Delaware
Cephalon Titrisation	France
Cephalon (UK) Limited	England and Wales
Cephalon Ventures, Inc.	Delaware
CIMA LABS INC.	Delaware
Financiere Lafon SA	France
Organisation de Synthese Mondiale Orsymonde	France
PolaRx Biopharmaceuticals, Inc.	Delaware
Societe Civile Immobiliere Martigny	France
Zeneus Holdings Limited	England
Zeneus Pharma (UK) Limited	England
Zeneus Pharma Italia	Italy
Zeneus Pharma GmbH	Germany
Zeneus Pharma Sarl	France
Zeneus Pharma (Ireland) Limited	Ireland
Zeneus Pharma SI	Spain
Zeneus Pharma BV	The Netherlands
Zeneus Pharma (Schweiz) GmbH	Switzerland
Zeneus Pharma ApS	Denmark
Zeneus Pharma Inc.	Delaware
Zeneus Pharma Sp. z.o.o.	Poland

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Cephalon, Inc. Subsidiaries